Exhibit 10

[PNC Bank Letterhead]

October 17, 2002

inTEST Corporation et al.
7 Esterbrook Lane
Cherry Hill, NJ 08003
Attention: Hugh T. Regan, Jr.

Re: Renewal of Expiration Date for Committed Line of Credit

Dear Hugh:

We are pleased to inform you that your committed line of credit has been renewed. The Expiration Date, as set forth in that certain Letter Agreement dated May 29, 2002, and in the Amended and Restated Committed Line of Credit Note executed and delivered pursuant to that Letter Agreement, has been extended from February 28, 2004 to September 30, 2004. All other terms and conditions of the Amended and Restated Committed Line of Credit Note and the Letter Agreement remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Gary R. Martz
       Gary R. Martz
       Assistant Vice President